EXHIBIT 21.1

Subsidiaries of the Registrant

Name:	Jurisdiction
Aracaris, Ltd.	United Kingdom
Aracaris Capital, Ltd.	United Kingdom
NW Bio Gmbh	Germany
NW Bio Europe S.A.R.L.	Switzerland (closed June 2015)